INDEPENDENT AUDITOR'S REPORT

TO THE PARTNERS
PIONEER STREET ASSOCIATES
(A CALIFORNIA LIMITED PARTNERSHIP)
VISALIA, CALIFORNIA

I have audited the accompanying balance sheets of Pioneer Street Associates (A California Limited Partnership), as of December 31, 2006 and 2005, and the related statements of income, changes in partners' capital, and cash flows for the years then ended. These financial statements are the responsibility of the Partnership's management. My responsibility is to express an opinion on these financial statements based on my audits.

I conducted my audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that I plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pioneer Street Associates (A California Limited Partnership) as of December 31, 2006 and 2005, and the results of its operations, the changes in partners' capital, and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Bernard E. Rea, CPA
Stockton, California
April 14, 2007

C O N T E N T S

Page

INDEPENDENT AUDITOR'S REPORT ON
THE FINANCIAL STATEMENTS	1

FINANCIAL STATEMENTS

Balance sheets	2-3
Statements of income	4-7
Statements of changes in partners' capital	8
Statements of cash flows	9-10
Notes to financial statements	11-14

PIONEER STREET ASSOCIATES
(A CALIFORNIA LIMITED PARTNERSHIP)

BALANCE SHEETS
DECEMBER 31, 2006 AND 2005

ASSETS	2006	2005

CURRENT ASSETS
Cash	$11,028	$8,049
Real estate tax and insurance	15,429	17,512
Prepaid expense	12,653	12,519
Total current assets	$39,110	$38,080

RESTRICTED DEPOSITS AND FUNDED RESERVES
Tenant security deposits held in trust	$44,997	$44,020
Replacement reserve	149,097	148,497
	$194,094	$192,517

PROPERTY AND EQUIPMENT, AT COST
Land	$300,000	$300,000
Buildings	3,689,617	3,667,343
Equipment	179,217	178,017
	$4,168,834	$4,145,360
Less accumulated depreciation	1,729,048	1,584,945
	$2,439,786	$2,560,415

OTHER ASSETS
Deferred charges, less accumulated amortization of $34,991 and $31,907	$30,859	$33,943

	$2,703,849	$2,824,955

See Notes to Financial Statements.

PIONEER STREET ASSOCIATES
(A CALIFORNIA LIMITED PARTNERSHIP)

BALANCE SHEETS
DECEMBER 31, 2006 AND 2005

LIABILITIES AND PARTNERS' CAPITAL	2006	2005

CURRENT LIABILITIES
Current maturities of long-term debt	$45,116	$42,103
Accounts payable	9,634	4,733
Accrued interest	–	–
Accrued reporting and administrative fees	4,000	4,000
Accrued partnership management fee	5,600	5,600
Total current liabilities	$64,350	$56,

DEPOSIT AND PREPAYMENT LIABILITIES
Tenant security deposits	$37,628	$35,890
Prepaid rents	–	–
	$37,628	$35,890

LONG-TERM DEBT
Mortgage payable, less current maturities	$1,628,068	$1,673,185

COMMITMENT

PARTNERS' CAPITAL	$973,803	$1,059,444

	$2,703,849	$2,824,955

      See Notes to Financial Statements.

PIONEER STREET ASSOCIATES
(A CALIFORNIA LIMITED PARTNERSHIP)

STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 2006 AND 2005

	2006	2005

RENTAL INCOME
Apartments	$598,428	$595,045
Tenant assistance payments	–	–
Subsidy income	–	–
Miscellaneous	–	–
Sub-total potential rent revenue	$598,428	$595,045

VACANCIES
Apartments	$(34,149)	$(30,191)
Miscellaneous	–	–
Sub-total vacancies	$(34,149)	$(30,191)

Net rental revenue	$564,279	$564,854

FINANCIAL REVENUE
Interest Income - project operations	$1,385	$838
Income from investments - replacement reserve	4,785	2,581
Income from investments - operating reserve	–	–
Income from investments - miscellaneous	–	–
Sub-total financial revenue	$6,170	$3,419

OTHER REVENUE
Laundry and vending	$14,572	$10,252
NSF and late charges	–	–
Damage and cleaning fees	–	24
Forfeited tenant security deposits	5,460	3,851
Other revenue	11,634	12,670
Sub-total other revenue	$31,666	$26,797

Total revenues	$602,115	$595,070

See Notes to Financial Statements.

PIONEER STREET ASSOCIATES
(A CALIFORNIA LIMITED PARTNERSHIP)

STATEMENTS OF INCOME (CONTINUED)
YEARS ENDED DECEMBER 31, 2006 AND 2005

	2006	2005

OPERATING EXPENSES
Renting expenses
Advertising	$247	$659
Miscellaneous renting expenses	4,730	4,630
Sub-total renting expenses	$4,977	$5,289

Administrative expenses
Office salaries	$–	$–
Office supplies	3,043	1,858
Office rent	–	–
Management fee	51,744	48,384
Manager's salary	31,478	26,358
Legal expense	2,215	2,022
Audit expense	4,900	4,725
Bookkeeping / accounting services	–	–
Telephone and answering service	1,582	1,274
Bad debts	–	–
Miscellaneous administrative expenses	1,090	–
Sub-total administrative expenses	$96,052	$84,621

Utilities expense
Fuel oil / coal	$–	$–
Electricity	21,349	16,371
Water	20,921	15,949
Gas	–	–
Sewer	–	–
Sub-total utilities expense	$42,270	$32,320

See Notes to Financial Statements.

PIONEER STREET ASSOCIATES
(A CALIFORNIA LIMITED PARTNERSHIP)

STATEMENTS OF INCOME (CONTINUED)
YEARS ENDED DECEMBER 31, 2006 AND 2005

	2006	2005

Operating and maintenance expense
Janitor and cleaning payroll	$–	$–
Janitor and cleaning supplies	–	–
Janitor and cleaning contract	–	–
Exterminating payroll / contract	–	–
Exterminating supplies	–	–
Garbage and trash removal	20,859	18,339
Security payroll / contract	–	–
Grounds payroll	–	–
Grounds supplies	–	–
Grounds contract	26,417	29,967
Repairs payroll	44,300	45,494
Repairs material	37,905	32,121
Repairs contract	35,224	40,896
Heating / cooling repairs and maintenance	–	–
Decorating payroll / contract	–	–
Decorating supplies	–	–
Vehicle and maintenance equipment o & r	–	–
Miscellaneous operating and maint. expenses	11,223	8,304
Sub-total operating & maint. expense	$175,928	$175,121

Taxes and insurance
Real estate taxes	$18,254	$17,323
Payroll taxes	12,660	6,809
Miscellaneous taxes, licenses, and permits	1,005	1,035
Property and liability insurance	15,049	12,958
Fidelity bond insurance	99	–
Workman's compensation	9,789	8,292
Health insurance and other employee benefits	9,337	8,470
Other insurance	–	–
Sub-total taxes & insurance	$66,193	$54,887

Total operating expenses	$385,420	$352,238

See Notes to Financial Statements.

PIONEER STREET ASSOCIATES
(A CALIFORNIA LIMITED PARTNERSHIP)

STATEMENTS OF INCOME (CONTINUED)
YEARS ENDED DECEMBER 31, 2006 AND 2005

	2006	2005

OTHER EXPENSES
Interest expense - mortgage	$117,549	$136,413
Interest expense - notes	–	–
Miscellaneous financial expense	–	–
Depreciation and amortization	147,187	144,947
Reporting fee	2,000	2,000
Admistrative fee	2,000	2,000
Partnership management fee	5,600	11,200
Sub-total other expenses	$274,336	$296,560

Total expenses	$659,756	$648,798

Net income (loss)	$(57,641)	$(53,728)

See Notes to Financial Statements.

PIONEER STREET ASSOCIATES
(A CALIFORNIA LIMITED PARTNERSHIP)

STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
YEARS ENDED DECEMBER 31, 2006 AND 2005

		General	Limited
	Total	Partners	Partner

Partners' capital
December 31, 2004	$1,183,172	$(489,270)	$1,672,442

Partners' capital
contributions	–	–	–

Partners' capital
distributions	(70,000)	(70,000)	–

Net income (loss)	(53,728)	(537)	(53,191)

Partners' capital
December 31, 2005	$1,059,444	$(559,807)	$1,619,251

Partners' capital
contributions	–	–	–

Partners' capital
distributions	(28,000)	(28,000)	–

Net income (loss)	(57,641)	(576)	(57,065)

Partners' capital
December 31, 2006	$973,803	$(588,383)	$1,562,186

Percentage at
December 31, 2006	100%	1%	99%

See Notes to Financial Statements.

PIONEER STREET ASSOCIATES
(A CALIFORNIA LIMITED PARTNERSHIP)

STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2006 AND 2005

	2006	2005

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(57,641)	$(53,728)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	147,187	144,947
Change in assets and liabilities:
Decrease (increase) in:
Rents receivable	–	–
Prepaid expenses	(134)	(2,064)
Tenants' security deposits	(977)	(455)
Tax and insurance impounds	2,083	(13,953)
Increase (decrease) in:
Accounts payable	4,901	(6,347)
Accrued reporting and administrative fee	–	–
Accrued partnership management fee	–	5,600
Accrued interest	–	–
Prepaid rents	–	–
Tenants' security deposits	1,738	1,715
Net cash provided by (used in) operating activities	$97,157	$75,715

CASH FLOWS FROM INVESTING ACTIVITIES
Funding of replacement reserve	$(32,982)	$(29,874)
Withdrawals from replacement reserve	32,382	40,446
Acquisition of property and equipment	(23,474)	(4,912)
Net cash provided by (used in) investing activities	$(24,074)	$5,660

CASH FLOWS FROM FINANCING ACTIVITIES
Partner contributions	$–	$–
Partner distributions	(28,000)	(70,000)
Principal payments on long-term debt	(42,104)	(35,033)
Net cash provided by (used in) financing activities	$(70,104)	$(105,033)

See Notes to Financial Statements.

PIONEER STREET ASSOCIATES
(A CALIFORNIA LIMITED PARTNERSHIP)

STATEMENTS OF CASH FLOWS (CONTINUED)
YEARS ENDED DECEMBER 31, 2006 AND 2005

	2006	2005

Increase (decrease) in cash and cash equivalents	$2,979	$(23,658)

Cash and cash equivalents
Beginning	8,049	31,707

Ending	$11,028	$8,049

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for interest	$117,549	$136,413

See Notes to Financial Statements.

PIONEER STREET ASSOCIATES
(A CALIFORNIA LIMITED PARTNERSHIP)

NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the Partnership's significant accounting policies consistently applied in the preparation of the accompanying financial statements follows.

BASIS OF ACCOUNTING

The financial statements of the partnership are prepared on the accrual basis of accounting and in accordance with accounting principles generally accepted in the United States of America.

CAPITALIZATION AND DEPRECIATION

Land, buildings and improvements are recorded at cost. Depreciation of buildings and equipment is computed principally using the Modified Accelerated Cost Recovery System which approximates straight-line for buildings and double-declining balance for equipment over the following estimated useful lives:

Years

Buildings	27.5
Equipment	7

Improvements are capitalized, while expenditures for maintenance and repairs are charged to expense as incurred. Upon disposal of depreciable property, the appropriate property accounts are reduced by the related costs and accumulated depreciation. The resulting gains and losses are reflected in the statement of operations.

CASH AND CASH EQUIVALENTS

For purposes of reporting the statements of cash flows, the Partnership includes all cash accounts which are not subject to withdrawal restrictions or penalties, and all highly liquid debt instruments purchased with a maturity of three months or less as cash and cash equivalents on the accompanying balance sheet.

AMORTIZATION

Deferred charges are amortized over the following estimated useful lives using the straight-line method:

Years

Deferred debt expense	30
Tax credit monitoring fee	15

INCOME TAXES

No provision or benefit for income taxes has been included in these financial statements since taxable income or loss passes through to, and is reportable by, the partners individually.

NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. These assumptions affect the reported amounts of assets, liabilities and the amount of any contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from the estimates made.

 PERSONAL ASSETS AND LIABILITIES

 In accordance with the generally accepted method of presenting partnership financial statements, the financial statements do not include the personal assets and liabilities of the partners, including their obligation for income taxes on their distributive shares of the net income of the Partnership, nor any provision for income tax expense.

 SFAS NO. 144

Statement of Financial Accounting Standards (SFAS) No. 144 requires that long-lived assets and certain identifiable intangibles held and used by a entity be reviewed for impairment whenever events or changes in circumstances that the carrying amount of an asset may not be recoverable.  The adoption of SFAS No. 144 has not materially affected the partnership's reported earnings, financial condition or cash flows.

NOTE 2 - ORGANIZATION

 Pioneer Street Associates is a California Limited Partnership which was formed in February 1994, to develop, construct, own, maintain and operate a 112-unit multi-family apartment complex known as Foothill Vista Apartments and is located in the city of Bakersfield, California. The major activities of the Partnership are governed by the Partnership Agreement and Loan Agreement with the Pacific Life. Under the Loan Agreement, the Partnership is required to provide low cost housing to moderate or low-income households.

 The Partnership has three general partners and one investing limited partner. Partnership transactions with the general partners are described in other notes to this financial statement.

NOTES TO FINANCIAL STATEMENTS

NOTE 3 - DEFERRED CHARGES

      Deferred charges as of December 31, 2006 and 2005, consists of the following:

	2006	2005
Deferred debt expense	$39,200	$39,200
Tax credit monitoring fee	26,650	26,650

	$65,850	$65,850
Less accumulated amortization	34,991	31,907

	$30,859	$33,943

NOTE 4 - RESTRICTED DEPOSITS AND FUNDED RESERVES

In accordance with the Partnership and the Pacific Life replacement Reserve Agreements, the Partnership is required to maintain a replacement reserve account. The account is to be funded annually in the amount of $28,000 until the aggregate balance of the account reaches $182,000.

NOTE 5 - LONG-TERM DEBT

      Long-Term debt consisted of a permanent loan with Pacific Life in face amount of $1,960,000.

Under the terms of the 30-year Promissory Note with Pacific Life, the loan provides for an initial interest rate of 8.17% and monthly payments of $14,614.74 commencing on November 1, 1995, and continuing through September 2025. The interest rate and monthly payment will be adjusted at year eleven (11) and year Twenty-one (21), at which time the interest rate will be adjusted based on the Current Index plus 2.75% and the payment will be adjusted and determined by the amount of the monthly payment that would be sufficient to repay the note within 360 months of the initial payment date. As of December 31, 2006, the current interest rate and minimum monthly payment due is 6.93% and $13,304.35, respectively.

The apartment complex is pledged as collateral for the mortgage and is secured by deeds of trust, assignment of rents, security agreements and fixture filings against the property.

      Aggregate maturities of Long-term debt for the next five years are as follows:

December 31, 2007	$45,116
2008	48,343
2009	51,802
2010	55,508
2011	59,479
Thereafter	1,412,936

TOTAL	$1,673,184

NOTES TO FINANCIAL STATEMENTS

NOTE 6 - TRANSACTIONS WITH AFFILIATES AND RELATED PARTIES

MANAGEMENT FEE

In accordance with the management agreement, the Partnership paid Tetra  Property Management Company, affiliates of one of the general partners, a  management fee during 2006 and 2005 in the amounts of $51,744 and $48,384, respectively, for services rendered in connection with the leasing and  operation of the project. The fee for its services is approximately 8% of  the project's rental income.

ANNUAL REPORTING FEE

An annual reporting fee of $2,000 is payable to the limited partner, WNC  California Housing Tax Credit Fund IV, L.P. Series 2, an investor limited  partner which holds a 99% interest in the partnership, for services to be  rendered for accounting matters relating to preparation of tax returns and  other reports required.

 ANNUAL PARTNERSHIP ADMINISTRATIVE FEE

An annual partnership administrative fee of $2,000 is payable to the  general partners, for their services to be rendered in connection with the  administration of the day to day business of the Partnership.

 PARTNERSHIP MANAGEMENT FEE

An annual partnership management fee of $5,600 is payable to the Central  Valley Coalition for Affordable Housing (A California Nonprofit  Corporation) for services rendered for partnership administrative matters  relating to day to day operations of the partnership. For the years ended December 31, 2006 and 2005, $5,200 and $11,200 (which includes a back charge of $5,600), respectively, was accrued and charged to operations.

NOTE 7 - CONCENTRATION OF CREDIT RISK

The Partnership maintains its cash and cash equivalents at two financial institutions located in California, which at times, may exceed federally insured limits. The Partnership has not experienced any losses in such accounts and believes it is not exposed at any significant credit risk on cash.

NOTE 8 - COMMITMENT

The Partnership entered into a Regulatory Agreement with the Tax Credit Allocation Committee (TCAC), established under Section 50185 of the Health and Safety Code of the State of California. Under this Agreement, the Partnership shall maintain the project as a Qualified Low-income Housing Project for a period of 55 consecutive taxable years beginning with 1995, the first taxable year of the Credit Period. In exchange for this agreement, TCAC has authorized an allocation relating to the low-income housing credit under the provisions of Section 42 of the Internal Revenue Code.

NOTE 9 - CURRENT VULNERABILITY DUE TO CERTAIN CONCENTRATIONS

The Partnership's sole asset is Foothill Vista Apartments. The Partnership's operations are concentrated in the multifamily real estate market.